THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and store data)
(Unaudited)

	13 Weeks Ended				52 Weeks Ended
	May 1,	July 31,	October 30,	January 29,	January 29,
	2004	2004	2004	2005	2005
Net sales:
Retail	$144,448	$113,399	$152,619	$172,712	$583,178
Play & Music and Other	2,667	2,585	2,989	3,059	11,300

Total net sales	147,115	115,984	155,608	175,771	594,478
Cost of goods sold, including buying and occupancy expenses	(84,758)	(74,756)	(93,944)	(108,898)	(362,356)

Gross profit	62,357	41,228	61,664	66,873	232,122
Selling, general and administrative expenses	(50,603)	(47,075)	(54,306)	(59,375)	(211,359)
Lease termination charges	—	—	—	(4,408)	(4,408)

Operating income (loss)	11,754	(5,847)	7,358	3,090	16,355
Other income, net	238	145	69	133	585

Income (loss) from continuing operations before income taxes	11,992	(5,702)	7,427	3,223	16,940
Income tax benefit (expense)	(4,377)	2,081	122	2,313	139

Income (loss) from continuing operations, net of income tax	7,615	(3,621)	7,549	5,536	17,079
Income (loss) from discontinued operations, net of income tax	390	(328)	(3,377)	(6,326)	(9,641)

Income (loss) before cumulative effect of change in accounting principle	8,005	(3,949)	4,172	(790)	7,438
Cumulative effect of change in accounting principle, net of income tax	1,227	—	—	(21)	1,206

Net income (loss)	$9,232	$(3,949)	$4,172	$(811)	$8,644

Basic per share amounts:
Income (loss) from continuing operations net of income tax	$0.25	$(0.12)	$0.25	$0.18	$0.56
Income (loss) from discontinued operations, net of income tax	0.01	(0.01)	(0.11)	(0.20)	(0.31)
Cumulative effect of change in accounting principle, net of income tax	0.04	—	—	(0.00)	0.04

Net income (loss)	$0.30	$(0.13)	$0.14	$(0.03)	$0.28

Diluted per share amounts:
Income (loss) from continuing operations net of income tax	$0.24	$(0.12)	$0.24	$0.18	$0.54
Income (loss) from discontinued operations, net of income tax	0.01	(0.01)	(0.11)	(0.20)	(0.31)
Cumulative effect of change in accounting principle, net of income tax	0.04	—	—	(0.00)	0.04

Net income (loss)	$0.29	$(0.13)	$0.13	$(0.03)	$0.28

Weighted average shares outstanding:
Basic	30,476	30,693	30,801	31,019	30,747
Diluted	31,348	30,693	31,346	31,435	31,391
Number of stores at end of period	633	646	643	648	648

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1,	July 31,	October 30,	January 29,
	2004	2004	2004	2005
Current Assets
Cash and cash equivalents	$30,906	$18,495	$24,608	$30,599
Marketable securities	79,300	58,000	40,000	30,000
Accounts receivable	9,267	15,870	20,332	20,101
Merchandise inventories	64,840	74,931	91,706	97,237
Prepaid expenses and deferred taxes	9,241	2,845	3,606	6,789
Current assets of discontinued operations	9,092	9,051	4,428	1,794

Total current assets	202,646	179,192	184,680	186,520

Property and Equipment, net	118,623	129,898	146,097	150,746
Lease Rights, Deferred Taxes and Other Assets	9,328	13,223	12,777	14,433

Total Assets	$330,597	$322,313	$343,554	$351,699

Current Liabilities
Accounts payable	$35,998	$32,845	$38,245	$39,241
Accrued liabilities	43,765	37,295	43,391	41,803
Current liabilities of discontinued operations	3,950	4,513	5,631	7,144

Total current liabilities	83,713	74,653	87,267	88,188

Long Term Liabilities
Deferred rent and other liabilities	33,710	36,380	39,943	46,105
Stockholders’ Equity	213,174	211,280	216,344	217,406

Total Liabilities and Stockholders’ Equity	$330,597	$322,313	$343,554	$351,699